Exhibit 10.8

PLEDGE AGREEMENT

        THIS PLEDGE AGREEMENT (this "Agreement") made as of this 27th day of November, 2002, is by and between CHEROKEE INTERNATIONAL CORPORATION, a Delaware corporation, having its principal place of business and chief executive office at 2841 Dow Avenue, Tustin, California 92780 ("Pledgor"), and U.S. BANK, N.A., having an office at 180 East Fifth Street, St. Paul, Minnesota 55101, Facsimile: (651) 244-0711, solely as Trustee (the "Trustee") for the Holders of the Pledgor's 5 1/4% Senior Notes due 2008 (the "Notes"), and the Additional Notes (as defined in the Indenture), that are issued pursuant to the Indenture (as defined below) (collectively the "Holders").

RECITALS

        WHEREAS, Pledgor and Trustee are parties to an Indenture of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), relating to the Notes;

        WHEREAS, Pledgor is the legal and beneficial owner of all of the issued and outstanding capital stock or other equity securities of each issuer (individually, a "Foreign Subsidiary" and collectively, the "Foreign Subsidiaries") as more fully described on Exhibit A attached hereto; and

        WHEREAS, Pledgor has agreed to enter into this Agreement to provide security for the payment and performance of its obligations under the Indenture;

        NOW, THEREFORE, in consideration of the extension of credit as set forth in the Indenture, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees with Trustee, on behalf of and for the benefit of Trustee and Holders, as follows:

        1.     Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given to such terms in the Indenture. Terms defined in the New York Uniform Commercial Code which are not otherwise defined in this Agreement or in the Indenture are used in this Agreement as defined in the New York Uniform Commercial Code as in effect on the date hereof.

        2.     Pledge. Pledgor hereby pledges, assigns, hypothecates, transfers, delivers and grants to Trustee, for the benefit of Trustee and Holders, a first lien on and security interest in (a) sixty-five percent (65%) of the capital stock or other equity securities of each Foreign Subsidiary now or hereafter owned by Pledgor, and all certificates and instruments, if any, representing such capital stock or other equity interests (the "Pledged Interests"), (b) all other property hereafter delivered to Pledgor in substitution for the Pledged Interests, (c) any other property of Pledgor, as described in Section 3 below, now or hereafter delivered to, or in the possession or custody of, Trustee, and (d) any and all proceeds thereof (all such property being hereinafter referred to collectively as the "Collateral"), as collateral security for (i) the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations and (ii) the due and punctual payment and performance by Pledgor of its obligations and liabilities under, arising out of, or in connection with this Agreement including, without limitation, any taxes and expenses payable pursuant to Section 19 hereof (all of the foregoing being hereinafter referred to collectively as the "Liabilities").

        3.     [Intentionally Omitted]

        4.     Administration of Security. The following provisions shall govern the administration of the Pledged Interests:

          (a)   Pledgor shall be entitled (i) so long as no Event of Default has occurred and is continuing, to vote or consent with respect to the Pledged Interests and to otherwise exercise the incidents of ownership thereof in any manner not inconsistent with this Agreement, the Indenture or any of the other Collateral Documents; and (ii) to receive cash dividends or other distributions in the ordinary course made in respect of the Pledged Interests. Pledgor hereby grants to Trustee or its nominee, for the benefit of Trustee and Holders, the right to exercise all voting, corporate and other rights relating to the Pledged Interests in any instance, including, without limitation, to approve any merger involving a Foreign Subsidiary as a constituent entity, which proxy shall be exercisable immediately upon the occurrence of an Event of Default. After the occurrence and during the continuance of an Event of Default and upon request of Trustee, Pledgor agrees to deliver to Trustee such further evidence of such irrevocable proxy or such further irrevocable proxies to vote the Pledged Interests as Trustee may request.

          (b)   Upon the occurrence and during the continuance of an Event of Default, in the event that Pledgor, as record and beneficial owner of the Pledged Interests, shall have received or shall have become entitled to receive any cash dividends or other distributions in the ordinary course, Pledgor shall deliver to Trustee, and Trustee shall be entitled to receive and retain, on behalf of Trustee and Holders, all such cash or other distributions as additional collateral security for the Liabilities; provided, however, that upon such Event of Default being cured (provided that no part of the Liabilities shall have been accelerated pursuant to the Indenture), Trustee shall return to Pledgor such portion of any such cash dividends or other distributions received and retained by Trustee as have not been applied to cure such Event of Default.

          (c)   Subject to any sale or other disposition by Trustee of the Pledged Interests or other property pursuant to this Agreement, upon full payment, satisfaction and termination of all of the Liabilities (other than contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) and the termination pursuant to Section 16 hereof of the Liens hereby granted, the Pledged Interests and any other property then held as part of the collateral security for the Liabilities in accordance with the provisions of this Agreement shall be returned to Pledgor.

        5.     Rights of Trustee. Neither Trustee nor Holders shall be liable for any failure to collect or realize upon the Liabilities or any collateral security or guaranty therefor, or any part thereof, or for any delay in so doing, nor shall Trustee or any Holder be under any obligation to take any action whatsoever with regard thereto. Any or all of the Collateral held by Trustee hereunder may, if an Event of Default has occurred and is continuing, without notice, be registered in the name of Trustee or its nominee, for the benefit of Trustee and the Holders, and Trustee or its nominee may thereafter without notice exercise all voting and corporate rights at any meeting with respect to Foreign Subsidiaries and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Interests, for the benefit of Trustee and Holders, as if Trustee or its nominee were the absolute owner thereof, including, without limitation, the right to vote in favor of, and to exchange at its discretion any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment with respect to a Foreign Subsidiary or upon the exercise by Foreign Subsidiaries or Trustee, on behalf of Trustee and Holders, of any right, privilege or option pertaining to any of the Collateral, and in connection therewith, to deposit and deliver any and all of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Trustee may determine, all without liability except to account for property actually received by Trustee, but Trustee shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

        6.     Remedies. Upon the occurrence and during the continuance of an Event of Default, Trustee, on behalf of Trustee and Holders, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Pledgor or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of (including any disposition in connection with a merger of a Foreign

Subsidiary) and deliver the Collateral, or any part thereof, in one or more portions at public or private sale or sales or transactions, at any exchange, broker's board or at any of Trustee's offices or elsewhere upon such terms and conditions as Trustee may deem advisable and at such prices as it may deem best, for any combination of cash and/or securities or other property or on credit or for future delivery without assumption of any credit risk, with the right to Trustee upon any such sale or sales, public or private (to the extent permitted by law), to purchase, on behalf of Trustee and Holders, the whole or any part of the Collateral so sold free of any right or equity of redemption in Pledgor, which right or equity of redemption Pledgor hereby expressly waives and releases to the extent permitted by law. Trustee shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization, sale or disposition, after deducting all costs and expenses of every kind incurred therein or incidental to the safekeeping or otherwise of any and all of the Collateral or in any way relating to the rights of Trustee or Holders hereunder, including reasonable attorneys' fees and expenses, to the payment, in whole or in part, of the Liabilities in such order (unless a court of competent jurisdiction shall otherwise direct) as Trustee may elect. Pledgor shall remain liable for any deficiency remaining unpaid after such application. Only after so paying over such net proceeds and after the payment by Trustee of any other amount required by any provision of law, including, without limitation, Section 9-608(a)(1)(C) of the Uniform Commercial Code of the State of New York, need Trustee account for the surplus, if any, to Pledgor. Pledgor agrees that Trustee need not give more than ten days' notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice shall constitute commercially reasonable notification of such matters. No notification need be given to Pledgor if Pledgor has signed after default a statement renouncing any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to Trustee and Holders in this Agreement and in any of the other Collateral Documents, Trustee and Holders shall have all the rights and remedies of secured parties under the Uniform Commercial Code of the State of New York and under any other applicable law.

        7.     Disposition, Liens, etc. Pledgor may dispose of, and the Trustee may release, any of the Collateral in accordance with the terms and provisions of the Indenture. Pledgor hereby further authorizes the Trustee to file or cause to be filed such Uniform Commercial Code financing statements with respect to the Collateral as Trustee reasonably deems necessary or appropriate to perfect the Trustee's security interest therein.

        8.     [Intentionally Omitted]

        9.     Sale of Pledged Interests. (a) Pledgor acknowledges that Trustee may be unable to effect a public sale or disposition (including, without limitation, any disposition in connection with a merger of any Foreign Subsidiary) of any or all the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, but may be compelled to resort to one or more private sales or dispositions thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sale or disposition may result in prices and other terms (including the terms of any securities or other property received in connection therewith) less favorable to the seller than if such sale or disposition were a public sale or disposition and, notwithstanding such circumstances, Pledgor agrees that any such private sale or disposition shall be deemed to be effected in a commercially reasonable manner. Trustee shall be under no obligation to delay a sale or disposition of any of the Collateral in order to permit Pledgor or a Foreign Subsidiary to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if Pledgor or any such Foreign Subsidiary would agree to do so.

          (b)   Pledgor further agrees to do or cause to be done all such other acts and things as may be necessary to make any sale or other disposition of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales or dispositions, all at Pledgor's expense. Pledgor further agrees that a breach of any of the covenants contained in Sections 3, 4(a), 8 and 10 of this Agreement will cause irreparable injury to Trustee and Holders, that neither Trustee nor Holders have an adequate remedy at law in respect of such breach and, as a consequence, agrees, without limiting the right of Trustee and Holders to seek and obtain specific performance of other obligations of Pledgor contained in this Agreement, that each and every covenant referenced above shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Indenture.

          (c)   Pledgor further agrees to indemnify and hold harmless Trustee and each Holder and their respective successors and assigns, officers, directors, employees and agents, and any Person in control of any thereof, from and against any loss, liability, claim, damage and expense, including, without limitation, reasonable attorneys' fees and expenses (in this paragraph collectively called the "Indemnified Liabilities"), under federal and state securities laws or otherwise insofar as such loss, liability, claim, damage or expense (i) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or offering memorandum, any preliminary prospectus or preliminary offering memorandum, any amendment or supplement to any thereof or any other writing prepared in connection with the offer, sale or resale of all or any portion of the Collateral (collectively, the "Disclosure Documents") unless such untrue statement of material fact was provided by Trustee or such Holder specifically for inclusion therein, or (ii) arises out of or is based upon any omission or alleged omission to state a material fact required to be stated or necessary to make the statements in any of the Disclosure Documents not misleading, such indemnification to remain operative regardless of any investigation made by or on behalf of Trustee, any Holder and their respective successors and assigns, officers, directors, employees and agents, or any Person in control of any thereof. In connection with a public sale or other distribution, Pledgor shall provide customary indemnification to any underwriters and their respective successors and assigns, officers and directors, and each Person who controls any such underwriter (within the meaning of the Securities Act). If and to the extent that any of the foregoing undertakings in this paragraph may be unenforceable for any reason, Pledgor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of Pledgor under this paragraph (c) shall survive the termination of this Agreement.

          (d)   Pledgor further agrees to waive any and all rights of subrogation it may have against any Foreign Subsidiary upon the sale or other disposition of all or any portion of the Collateral by Trustee.

        10.   Further Assurances. Pledgor agrees that at any time and from time to time upon the written request of Trustee, Pledgor will execute and deliver all stock powers, financing statements and other documents and do such further acts and things as Trustee may reasonably request consistent with the provisions hereof in order to effect the purposes of this Agreement.

        11.   Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        12.   No Waiver; Cumulative Remedies. Trustee shall not by any act, delay, omission or otherwise be deemed to have waived any of its remedies hereunder, and no waiver by Trustee shall be valid unless in writing and signed by Trustee, on behalf of the Holders, and then only to the extent therein set forth. A waiver by Trustee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Trustee would otherwise have on any subsequent occasion. No course of dealing between Pledgor and Trustee or any Holder and no failure to exercise, nor any delay by Trustee in exercising any right, power or privilege hereunder or under the Indenture, on behalf of Holders, shall impair such right or remedy or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

        13.   Successors and Assigns. This Agreement and all obligations of Pledgor hereunder shall be binding upon the successors and assigns of Pledgor, and shall, together with the rights and remedies of Trustee and Holders hereunder, inure to the benefit of Trustee and Holders and their successors and assigns, except that Pledgor shall not have the right to assign its rights or obligations under this Agreement or any interest herein without the prior written consent of Trustee.

        14.   Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b). EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        15.   Termination. This Agreement and the Liens granted hereunder shall terminate upon the full and complete performance and satisfaction of the Liabilities (other than contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted).

        16.   Possession of Collateral. Beyond the exercise of reasonable care to assure the safe custody of the Collateral in the physical possession of Trustee pursuant hereto, neither Trustee nor any Holder, nor any nominee of any of them, shall have any duty or liability to collect any sums due in respect of the Collateral or to protect, preserve or exercise any rights pertaining to the Collateral, and Trustee, each Holder and any nominee thereof shall be relieved of all responsibility for any portion of the Collateral surrendered to Pledgor.

        17.   [Intentionally Omitted]

        18.   Taxes and Expenses. Pledgor will upon demand pay to Trustee, for the benefit of Holders, (a) any taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like) payable or ruled payable by any federal, state or other governmental authority in respect of this Agreement, together with interest and penalties, if any, and (b) all expenses, including the reasonable fees and expenses of attorneys, accountants, consultants or other experts and agents that Trustee or Holders may retain in connection with (i) the custody, preservation or sale of, collection from, or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights and remedies of Trustee or Holders hereunder or (iii) the failure of Pledgor to perform or observe any of the provisions hereof.

        19.   Trustee Appointed Attorney-In-Fact. Pledgor hereby irrevocably appoints Trustee as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Trustee's discretion, to take any action and to execute any instrument that Trustee deems reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral and to give full discharge for the same, when and to the extent permitted by this Agreement. Pledgor hereby authorizes Trustee to file one or more financing or continuation statements, and amendments thereto (or similar documents required by any laws of any applicable jurisdiction), relating to all or any part of the Collateral. Any such financing or continuation statements may describe the Collateral in any manner as Trustee may determine is reasonably necessary, advisable or prudent to ensure the perfection of the security interests perfected by such filing, including describing the Collateral as "all assets" or "all personal property, whether now owned or hereafter acquired."

        20.   Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, telexed or sent by overnight courier service or United States mail certified or registered and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy or telex, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two Business Days after delivery to such courier properly addressed; or (d) if by United States mail, four Business Days after deposit in the United States mail, postage prepaid and properly addressed.

        Notices shall be addressed as follows:

(a) If to Pledgor:	Cherokee International Corporation 2841 Dow Avenue Tustin, California 92780 ATTN: Rita Patel Telecopy: (714) 508-5888
(b) If to Trustee:	U.S. Bank, N.A. 180 East Fifth Street, St. Paul, Minnesota 55101 Facsimile: (651) 244-0711

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 22. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom given.

        21.   Changes in Writing. No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by Pledgor therefrom, shall in any event be effective without the written concurrence of Trustee and Pledgor, and then only to the extent specifically set forth in such writing.

        22.   Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

        23.   Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

        24.   Entire Agreement. This Agreement embodies the entire agreement and understanding among Pledgor, Trustee and Holders and supersedes all prior oral and written agreements and understandings among Pledgor, Trustee and Holders relating to the subject matter hereof.

        25.   Indenture Controls. All terms, covenants, conditions, provisions and requirements of the Indenture are incorporated by reference in this Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Indenture, including any conflicts or inconsistencies in any definitions herein or therein, the provisions or definitions of the Indenture shall govern.

        26.   Trust Indenture Act Controls. If any provision of this Agreement limits, qualifies or conflicts with the duties imposed by the Trust Indenture Act of 1939 as in effect on the date of this Agreement, the imposed duties shall control.

        27.   Intercreditor Agreement Controls. All rights and remedies provided for herein to Trustee and all obligations of Pledgor hereunder are subject to the applicable terms and provisions of the Intercreditor Agreement.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date first above written.

"Pledgor":
CHEROKEE INTERNATIONAL CORPORATION, a Delaware corporation
By:	/s/ R.V. HOLLAND, JR.
Name:	R.V. Holland, Jr.
Title:	Chief Financial Officer
"Trustee":
U.S. Bank, N.A., as Trustee
By:	/s/ FRANK P. LESLIE
Name:	Frank P. Leslie
Title:	Vice President